Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 29, 2011
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274

Aetrium Announces Chairman Joseph Levesque To Serve as Interim
President and CEO

St. Paul, Minn (11/29/11) — Aetrium Incorporated (Nasdaq:ATRM) announced today that Joseph C. Levesque, its chairman of the board, has been appointed to serve as president and chief executive officer. Mr. Levesque served as the company’s president and chief executive officer from 1986 to 2011, and replaces John J. Pollock in those positions on an interim basis, pending appointment of a permanent replacement.

“I am pleased to rejoin our excellent cadre of management personnel and the rest of our dedicated and talented workforce on a daily basis in our business operations,” said Mr. Levesque. “We will continue to execute on our strategies of winning new customers and market share through the competitive advantages of our products and our superior customer service, and outperforming our peers in our delivery of profitability as industry conditions normalize.”

Certain matters in this news release are forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2010.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.